Exhibit (d)(20)(ii)

EQ ADVISORS TRUST

FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT SUB-ADVISORY AGREEMENT

FORM OF AMENDMENT NO. 1 to the Investment Sub-Advisory Agreement effective as of December 6, 2018, (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Adviser”) and Invesco Advisers, Inc., a Delaware corporation (“Invesco” or “Sub-Adviser”).

FMG LLC and Invesco agree to modify the Investment Sub-Advisory Agreement dated as of November 6, 2018 (“Agreement”) as follows:

1.         New Portfolio. FMG LLC hereby appoints Invesco to serve as the Sub-Adviser to EQ/Invesco Moderate Growth Allocation Portfolio.

2.         Duration of Agreement.

a.	With respect to the New Portfolio, the Agreement shall continue in effect for a period of two years beginning December 6, 2018 and may be continued thereafter pursuant to subsection (b) below.

b.

With respect to the New Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the New Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to the New Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

3.         Name Change. Effective February 2019, the name of the AXA/Invesco Strategic Allocation Portfolio will change to EQ/Invesco Moderate Allocation Portfolio.

4.         Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which Invesco is appointed as the Sub-Adviser and the fee payable to the Sub-Adviser with respect to the Portfolios is hereby replaced in its entirety by Appendix A attached hereto.

5.         Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		INVESCO ADVISERS, INC.

By:		By:
	Michal Levy Director, Senior Vice President and Chief Operating Officer		Name: Title:

APPENDIX A

TO

FORM OF AMENDMENT NO. 1 TO THE

AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT WITH

INVESCO ADVISERS, INC.

The Adviser shall pay the Sub-Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio(s)	Annual Sub-Advisory Fee Rate*
EQ/Invesco Comstock Portfolio	0.40% of the Portfolio’s average daily net assets up to and including $250 million; 0.375% of the Portfolio’s average daily net assets over $250 million and up to and including $500 million; 0.35% of the Portfolio’s average daily net assets over $500 million and up to and including $1 billion; and 0.275% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Invesco Moderate Allocation Portfolio (fka, AXA/Invesco Strategic Allocation Portfolio) EQ/Invesco Moderate Growth Allocation Portfolio	0.25% of the Portfolio’s average daily net assets up to and including $1 billion; and 0.23% of the Portfolio’s average daily net assets in excess of $1 billion.

EQ/Invesco Global Real Estate Portfolio	0.45% of the Portfolio’s average daily net assets.

EQ/Invesco International Growth Portfolio	0.45% of the Portfolio’s average daily net assets up to and including $150 million; 0.40% of the Portfolio’s average daily net assets over $150 million and up to and including $300 million; 0.375% of the Portfolio’s average daily net assets over $300 million and up to and including $600 million; and 0.35% of the Portfolio’s average daily net assets in excess of $600 million.

*

The daily sub-advisory fee for each Portfolio is calculated by multiplying the aggregate net assets of the Portfolio at the close of the immediately preceding business day by the Annual Sub-Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.